Exhibit 99.1

Contact: Topher Malarkey (206) 373-9047

Onvia Increases Revenue 39% over Prior Year

Company Adds Private Leads to Product Offering

Onvia.com, Inc. (Nasdaq: ONVI), Seattle, WA – May 6, 2004 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced its first quarter results today. Revenue increased to $3.1 million for the quarter ended March 31, 2004. Net loss in the first quarter decreased to $925,000 compared to $2.3 million in the first quarter of 2003. During the first quarter the Company published 159,000 new opportunities, up from 112,000 in the same quarter of 2003.

Financial Results

Revenue

•	Revenue for the quarter ended March 31, 2004, was $3.1 million compared to $2.2 million during the same quarter of 2003, an increase of 39%. Onvia earns revenue from its subscription-based government lead notification service and enterprise sales program.

Net Loss

•	Net loss decreased to $925,000 for the quarter ended March 31, 2004, compared to $2.3 million during the same quarter of 2003, a decrease of 60%.

Loss Per Share

•	On a per share basis, the Company reported a net loss of $0.12 for the quarter ended March 31, 2004, compared to a net loss of $0.30 for the same period in 2003. The Company has approximately 7,691,000 shares outstanding.

Cash Flow

•	The Company finished the quarter with $31.3 million in cash and investments compared to $32.4 million in the fourth quarter of 2003. Cash used in operations during the first quarter of 2004 and 2003 was $1.1 million and $2.5 million, respectively, including idle lease payments of $713,000 and $897,000, respectively. Net cash used in operations, excluding idle lease payments, was $429,000 in the first quarter of 2004 compared to $1.6 million in the same quarter of 2003.

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Onvia’s Chairman and Chief Executive Officer Mike Pickett stated, “We are very pleased with the first quarter results. Revenues continue to grow and the net loss continues to improve. We have expanded the market appeal of our content with the launch of new products including our first private leads offering.”

President and Chief Operating Officer Clayton Lewis continued, “Onvia’s first private lead product, Commercial Build, alerts businesses of new private sector opportunities including commercial development plans, construction updates, and subcontracting opportunities. Commercial Build is the next step on Onvia’s mission to provide businesses the most complete collection of customized revenue opportunities.”

Total subscribers and enterprise licensees in Q1 2004 grew to 26,300, up 10% from 24,000 in Q1 2003. Premium subscribers and enterprise licensees now comprise 66% of total users compared to 48% in Q1 2003. The growth in subscribers and licensees helped increase the average subscription price (which reflects the annual value of new and repeat transactions during the quarter) by 55% to $627 in Q1 2004 compared to the same quarter of 2003.

During the quarter, Onvia developed important strategic partnerships with 13 new government agencies that selected the DemandStar procurement solution to publish their procurement opportunities, including the Tampa Port Authority and the Emergency Services Department for the Mid-America Regional Council.

A conference call hosted by Onvia’s management will be held today, Thursday, May 6 at 1:30 p.m. PDT to further discuss the financial results of the Company. This call will be broadcast via the Internet and may be accessed from the Company’s corporate page at www.onvia.com. A replay of the broadcast will remain available on the Company’s website starting two hours after the conference call through midnight, May 12, 2004. For investor relations questions please e-mail investorrelations@onvia.com.

About Onvia

Onvia.com, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 45,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 440 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia.com, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

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Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and involve risks and uncertainties, including statements regarding improvement in Onvia’s financial performance, cash burn, subscriber information new product lines, government agency participation, and the progress and benefits of Onvia’s execution of its business plan. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to identify and increase premium subscribers and enterprise licensees; premium subscribers’ rejection of increased subscription prices and/or comprehensive services; rejection of new products offerings; Onvia’s loss of standard subscribers may materially impact future revenue generation; Onvia’s failure to anticipate expenditures which could significantly increase Onvia’s operating costs and cash burn rate; Onvia’s inability to meet our projected renewal rates; dissatisfaction by new agencies and suppliers with Onvia’s provision of products and services; and Onvia’s inability to handle the increased bid flow on its online network caused by private lead offerings.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003, Onvia’s Quarterly Report on Form 10-Q for the third quarter of 2003, and Onvia’s preliminary Proxy Statement filed with the SEC on April 5, 2004.

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